Exhibit 99.g

Consolidated Statements of Shareholders’ Equity

The St Paul Companies

Years ended December 31	2002	2001	2000
(In millions)

Preferred Shareholders’ Equity
SOP convertible preferred stock:
Beginning of year	$111	$117	$129
Redemptions during the year	(6)	(6)	(12)
End of year	105	111	117
Guaranteed obligation – SOP:
Beginning of year	(53)	(68)	(105)
Principal payments	13	15	37
End of year	(40)	(53)	(68)
Total Preferred Shareholders’ Equity	65	58	49

Common Shareholders’ Equity
Common stock
Beginning of year	2,192	2,238	2,079
Stock issued:
Net proceeds from stock offering	413	—	—
Stock incentive plans	32	67	95
Present value of equity unit forward purchase contracts	(46)	—	—
Preferred shares redeemed	13	13	23
Conversion of company-obligated preferred securities	—	—	207
Reacquired common shares	—	(135)	(170)
Other	2	9	4
End of year	2,606	2,192	2,238
Retained earnings:
Beginning of year	2,500	4,243	3,827
Net income (loss)	218	(1,088)	993
Dividends declared on common stock	(252)	(235)	(232)
Dividends declared on preferred stock, net of taxes	(9)	(9)	(8)
Reacquired common shares	—	(454)	(366)
Deferred compensation - restricted stock	(5)	—	—
Tax benefit on employee stock options, and other changes	28	51	40
Premium on preferred shares redeemed	(7)	(8)	(11)
End of year	2,473	2,500	4,243
Unrealized appreciation on investments, net of taxes:
Beginning of year	442	765	568
Change for the year	229	(323)	197
End of year	671	442	765
Unrealized loss on foreign currency translation, net of taxes:
Beginning of year	(76)	(68)	(26)
Currency translation adjustments	8	(8)	(42)
End of year	(68)	(76)	(68)
Unrealized loss on derivatives, net of taxes:
Beginning of year	(2)	—	—
Change during the period	1	(2)	—
End of year	(1)	(2)	—
Total Common Shareholders’ Equity	5,681	5,056	7,178
Total Shareholders’ Equity	$5,746	$5,114	$7,227

See notes to consolidated financial statements.